Exhibit 35.1
SERVICER COMPLIANCE STATEMENT
American Express Travel Related Services Company, Inc.
American Express Credit Account Master Trust
Reporting Period January 1, 2006 to December 31, 2006
     The undersigned, a duly authorized representative of American Express Travel Related Services Company, Inc. (“TRS”), as Servicer pursuant to the American Express Credit Account Master Trust (the “Trust”) Pooling and Servicing Agreement dated as of May 6, 1996, as amended and restated as of January 1, 2006 (the “Agreement”), among American Express Receivables Financing Corporation II, American Express Receivables Financing Corporation III LLC, and American Express Receivables Financing Corporation IV LLC, as transferors, TRS, as servicer, and The Bank of New York, as trustee and securities intermediary (the “Trustee”), does hereby certify that:
1.	TRS is Servicer under the Agreement.

2.	The undersigned is duly authorized as required pursuant to the Agreement to execute and deliver this Certificate.

3.	A review of the Servicer’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 22nd day of March, 2007.
AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ Stephen J. Bakonyi
Name:	Stephen J. Bakonyi
Title:	Vice President